EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Record Second Quarter Net Income of $657,000, an increase of $543,000 over the Second Quarter of 2015

FORT LAUDERDALE, FL--(PRNewswire - August 15, 2016) – Ocean Bio-Chem, Inc. (NASDAQ OBCI) announced today second quarter net income of approximately $657,000, or $0.07 per common share, compared to approximately $114,000, or $0.01 per common share, for the second quarter of 2015, an increase of $543,000 or approximately 477%. The 2016 period net income constitutes the highest second quarter net income in the Company’s history.

For the six months ended June 30, 2016, net income was approximately $116,000, or $0.01 per common share, compared to approximately $98,000 or $0.01 per common share for the same period in 2015, an increase of $18,000 or 18%.

(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
NET SALES	$8,724	$8,739	$15,474	$14,741
PRE-TAX INCOME	$1,002	$167	$177	$143
NET INCOME	$657	$114	$116	$98

EPS BASIC & DILUTED	$0.07	$0.01	$0.01	$0.01
DIVIDEND DECLARED PER COMMON SHARE	-	-	$0.06	-

Ocean Bio-Chem Chairman, President and Chief Executive Officer Peter Dornau stated: "In addition to our record second quarter net income, our gross margin percentage for the second quarter of 2016 was 42.1%, the highest second quarter gross profit percentage we have experienced in a number of years. More importantly, our second quarter gross profit was approximately $3.7 million and our second quarter operating income was approximately $1 million, both second quarter records.”

Mr. Dornau continued: “There were several factors behind the Company’s excellent financial performance. We had a more profitable sales mix, particularly due to a meaningful increase in sales of the Company’s Star brite® branded group of products. In addition, the Company’s advertising litigation against a competitor, which generated legal costs and expenses that had a negative effect on our results during 2015 and first quarter 2016, was essentially completed, with only limited post-trial proceedings ongoing during the second quarter. The litigation is now concluded. Finally, advertising and promotion expenses were approximately 7% lower than in the second quarter 2015. During second quarter 2016, the Company paid a special dividend of $.0.06, or an aggregate of approximately $541,000. Nevertheless, our balance sheet remains strong. At June 30, 2016, the Company’s current ratio was over 5:1 per share, and we had approximately $1.8 million dollars of cash on hand.”

Mr. Dornau concluded: “We have started the second half of 2016 with strong sales and orders. We are cautiously optimistic these trends will continue and will result in a very good year.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company’s common stock is listed in the NASDAQ Capital Market under the ticker symbol, OBCI.

The Company's web sites are:
www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.Odorstar.com

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation expectations as to future sales, orders and financial results, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Actual results could differ materially from those expressed or implied in the forward-looking statements due to, among other things, the highly competitive nature of our industry, reliance on certain key customers, changes in consumer demand for marine, recreational vehicle and automotive products, advertising and promotional efforts, exposure to market risks for changes in interest rates and in foreign exchange rates, and other factors described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584

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